capital research and management company
333 South Hope Street
Los Angeles, California 90071

kkr credit advisors (US) llc
555 California Street
San Francisco, California 94104

April 11, 2025

Capital Group KKR Core Plus+
6455 Irvine Center Drive

Irvine, California 92618

Re:	Expense Limitation and Reimbursement Agreement (the “Agreement”)

Ladies and Gentlemen:

Each of Capital Research and Management Company (the “Investment Adviser”) and KKR Credit Advisors (US) LLC (the “Sub-Adviser” and, together with the Investment Adviser, the “Advisers”), intending to be legally bound, hereby confirms its agreement as follows in respect of Capital Group KKR Core Plus+ (the “Fund”):

The Advisers hereby agree to limit the amount of Specified Expenses (as defined below) borne by the Fund, calculated on a class-by-class basis, to an amount not to exceed 0.20% per annum of the average daily net assets of the respective share class of the Fund (the “Expense Limit”).

“Specified Expenses” means all offering and operating expenses incurred by the Fund and allocated to an applicable share class of the Fund, except for: (i) the advisory fee, including the sub-advisory fee, and administrative services fee; (ii) distribution or shareholder servicing fees and expenses (whether paid pursuant to a Rule 12b-1 plan or otherwise); (iii) transfer agency (including any sub-transfer agency or recordkeeping) fees; (iv) portfolio transaction and other investment-related costs (including brokerage commissions, dealer and underwriter spreads, commitment fees on leverage facilities, prime broker fees and expenses and legal costs), except that such portfolio transaction and other investment-related costs, when incurred with respect to investments that are not consummated (“Broken-Deal Expenses”), shall be Specified Expenses; (v) interest expense and other financing costs (including, to avoid doubt, any costs associated with the Fund’s issuance, offering, redemption and maintenance of commercial paper, preferred securities or other instruments for the purpose of incurring leverage); (vi) taxes; (vii) acquired fund fees and expenses; (viii) litigation (including potential litigation) and indemnification expenses; (ix) judgments; and (x) extraordinary expenses (as determined in the discretion of the Investment Adviser and Sub-Adviser). For the avoidance of doubt, the organizational and initial offering expenses incurred with respect to the Fund, including any third-party vendor fees, shall be borne by the Investment Adviser or the Sub-Adviser, as each has incurred the same.

Each month the Specified Expenses shall be estimated and annualized as of the last day of the month. If the annualized Specified Expenses for a month exceed the Expense Limit, the Advisers will waive and/or reimburse the Fund for expenses to the extent necessary to eliminate such excess (the “Expense Limit Payment”). The Investment Adviser and the Sub-Adviser shall bear 60% and 40%, respectively, of any Expense Limit Payment.

If, in any month during which the Investment Advisory and Service Agreement is in effect, the estimated annualized Specified Expenses for that month are less than the Expense Limit, the Advisers shall be entitled to reimbursement by the Fund, in their respective portions of the amounts they waived and/or reimbursed, of any amounts they waived and/or reimbursed pursuant to this Agreement (the “Reimbursement Amount”) during the previous thirty-six (36) months, but only to the extent that the Fund’s estimated annualized Specified Expenses in respect of a share class are less than, for such month, the lower of the Expense Limit or any other expense limitation rate then in effect with respect to the share class, and provided that such amount paid to the Adviser and Sub-Adviser will not, in any event, exceed the total Reimbursement Amount or include any amounts previously reimbursed to the Advisers.

This Agreement shall remain in effect for the one-year period following the date as of which the Fund’s registration statement on Form N-2 is initially declared effective by the Securities and Exchange Commission. Thereafter, this Agreement shall automatically renew for one-year terms unless the Advisers provide written notice to the Fund at the above address of the termination of this Agreement, which notice shall be received by the Fund at least thirty (30) days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Investment Advisory and Service Agreement, or it may be terminated by the Fund, without payment of any penalty, upon written notice to the Advisers at their principal place of business. For the avoidance of doubt, notwithstanding any termination of the Subadvisory Agreement between the Investment Adviser and the Sub-Adviser with respect to the Fund, the Sub-Adviser shall remain liable for its portion of the Expense Limit Payment, if any, accrued through the last day of the month on which the Subadvisory Agreement is terminated, after which time the Investment Adviser would bear the full amount of any Expense Limit Payment through the remainder of the applicable term.

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Very truly yours,

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Michael J. Triessl
Name: Michael J. Triessl
Title: Senior Vice President

KKR CREDIT ADVISORS (US) LLC

By:	/s/ Daniel O’Neill
Name: Daniel O’Neill
Title: Authorized Signatory

Accepted and Agreed:

CAPITAL GROUP KKR CORE PLUS+

By:	/s/ Michael R. Tom
Name: Michael R. Tom
Title: Secretary